Exhibit 10.3

EMPLOYMENT AGREEMENT

THE EXECUTIVE

between

Peter B. Silverman

as the Executive

and

Merus N.V.

as the Company

Exhibit 10.3

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	4
1.1	Definitions	4
1.2	Interpretation	4
2	EFFECTIVE DATE AND NOTICE PERIOD	5
2.1	Effective date	5
2.2	Notice period	5
3	EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT	5
4	TASKS, DUTIES AND NON-COMPETE	6
4.1	Performance of tasks and duties	6
4.2	Organisational Documents	6
5	COMPENSATION AND BENEFITS	6
5.1	Base Salary	6
5.2	Annual bonus	7
5.3	LTIP / equity awards	7
5.4	Benefits	7
6	SEVERANCE PAYMENT	7
6.1	Termination for Cause and other	7
6.2	Termination without Cause and other	8
6.3	Change in Control	8
7	PROPERTY OF THE COMPANY	9
7.1	Ownership of property	9
7.2	Return of property	9
8	MISCELLANEOUS PROVISIONS	9
8.1	Employee handbook	9
8.2	Data protection	9
8.3	Notices	9
8.4	Entire agreement	10
8.5	No implied waiver	10
8.6	Amendment	10

Exhibit 10.3

8.7	Invalidity	10
8.8	No rescission or nullification	11
8.9	No transfer, assignment or encumbrance	11
9	GOVERNING LAW AND JURISDICTION	11
9.1	Governing law	11
9.2	Jurisdiction	11
Annex A – Definitions		13

Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT IS MADE ON MAY 25, 2020 BETWEEN

1.	Mr. Peter B. Silverman, born in New York, U.S.A. on August 26, 1977 (the "Executive"); and

2.	Merus N.V., a limited liability company, having its corporate seat in Amsterdam (address: Yalelaan 62, 3584 CM Utrecht trade register number: 30189136) (the "Company").

WHEREAS

A.

The Company and the Executive previously entered into an employment agreement, dated as of December 24th, 2016 (as the same may have been amended from time to time), pursuant to which the Executive currently serves as the Company's  Executive Vice President, General Counsel and Head of Utrecht office.

B.	It is the desire of the Company to continue to assure itself of the services of the Executive on the terms set forth in this Agreement.

C.

The Company and the Executive intend that as of the Effective Date, this Agreement will supersede any prior employment agreements between the Parties and/or between the Executive and an affiliate of the Company in all respects.

NOW HEREBY AGREE AS FOLLOWS

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	In this Agreement the definitions shall apply as referred to in Annex A to this Agreement.

1.2	Interpretation

1.2.1	References to statutory provisions are to those provisions as they are in force from time to time.

1.2.2	Terms that are defined in the singular have a corresponding meaning in the plural.

1.2.3	No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision.

Exhibit 10.3

1.2.4

Although this Agreement has been drafted in the English language, this Agreement pertains to Dutch legal concepts. Any consequence of the use of English words and expressions in this Agreement under any law other than Dutch law shall be disregarded.

1.2.5	The word "including" is used to indicate that the matters listed are not a complete enumeration of all matters covered.

1.2.6	The titles and headings in this Agreement are for construction purposes as well as for reference. No Party may derive any rights from such titles and headings.

2	EFFECTIVE DATE AND NOTICE PERIOD

2.1	Effective date

2.1.1	The provisions of this Agreement shall be effective as of August 20, 2020 (the "Effective Date").

2.2	Notice period

2.2.1

Each Party shall be entitled to terminate the Employment Agreement by giving notice in writing equal to a period of 4 (four) months if given by the Company and 2 (two) months if given by the Executive.

3	EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

As a condition to the effectiveness of this Agreement, Executive will execute and deliver to the Company contemporaneously herewith an Amended and Restated Employee Proprietary Information and Inventions Assignment Agreement (the “Proprietary Information Agreement”), which Proprietary Information Agreement contains certain non-competition, non-solicitation, non-disclosure and assignment of inventions provisions in favour of the Company.  Executive agrees to abide by the terms of the Proprietary Information Agreement, which are hereby incorporated by reference into this Agreement. Executive acknowledges that the provisions of the Proprietary Information Agreement will survive the termination of Executive’s employment and the termination of the term for the periods set forth in the Proprietary Information Agreement.

Exhibit 10.3

4	TASKS, DUTIES AND NON-COMPETE
4.1	Performance of tasks and duties

4.1.1

The Executive shall serve as Executive Vice President, General Counsel and Head of Utrecht Office, with such responsibilities, duties and authority normally associated with such positions and as may from time to time be assigned to the Executive by the Management Board or authorized committee thereof (in, either case, the "Board").

4.1.2	The Executive's normal place of work shall be at the Company's office in Utrecht, the Netherlands.

4.1.3

The Executive will work full-time for the Company based on an average working week of 40 hours. The exact working hours will be determined by the Company in consultation with the Executive. There will be no separate remuneration for overtime work.

4.1.4

The Executive shall devote substantially all of the Executive's working time and efforts to the business and affairs of the Company (which shall include service to its affiliates, if applicable) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board, provided that the Executive shall be permitted to (i) manage the Executive's personal, financial and legal affairs, (ii) participate in trade associations, and (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with the Executive's performance of the Executive's duties and responsibilities hereunder.

4.2	Organisational Documents

4.2.1	The Executive has received copies of the Organizational Documents and is familiar with the contents thereof. The Executive agrees to be bound by, and comply with, the Organizational documents.

5	COMPENSATION AND BENEFITS

5.1	Base Salary

5.1.1

As compensation for the Executive's services pursuant to this Agreement, the Company shall pay the Executive a gross fixed annual salary of EUR 374.900,--, which includes holiday allowance (the "Base Salary"). The Base Salary shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. The Base Salary shall be reviewed (and may be adjusted upwardly) from time to time by the Board.

Exhibit 10.3

5.2	Annual bonus

5.2.1

The Executive will be eligible to participate in an annual incentive program established by the Board, being the Short Term Incentive Policy (STIP). The Executive's annual incentive compensation under such incentive program (the "Annual Bonus") shall be targeted at 40% of the Executive's Base Salary (the "Target Bonus"). The Annual Bonus payable under the incentive program shall be based on the achievement of performance goals to be determined by the Board.  The payment of any Annual Bonus pursuant to the incentive program shall be subject to the Executive's continued employment with the Company through the date of payment, except as otherwise agreed by the Board or pursuant to severance payment(s) made under Section 6.

5.2.2

The granting of a bonus and/or profit sharing arrangement in respect of one or more financial years shall not, in and of itself, entitle the Executive to similar compensation in any subsequent financial year.

5.2.3

During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policy.

5.3	LTIP / equity awards

5.3.1

At the discretion of the Board, the Executive shall be eligible to participate in the Company's long term incentive plan or equity compensation plan, as may be applicable and amended from time to time, and subject to the rules and provisions of any such plan.

5.4	Benefits

5.4.1

The Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company pursuant to the Company's employee handbook, made available to other similarly-situated employees of the Company, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. The Company shall reimburse Executive up to a maximum amount of €30,000 for reasonable, documented permanent relocation expenses incurred prior to October 30, 2020 as a result of Executive’s relocation to the Utrecht area, which relocation expense reimbursement will be paid (subject to all tax withholdings which the Company reasonably determines are required) in calendar year 2020, and following Executive’s timely submission of documentation reasonably requested by the Company.

6	SEVERANCE PAYMENT

Exhibit 10.3

6.1	Termination for Cause and other

6.1.1

If The Executive's employment shall terminate as a result of (i) the Executive's death, or (ii) for Cause or as a result of Executive’s Disability, or (iii) for the Executive's resignation from the Company without Good Reason, then the Executive shall not be entitled to any severance payments or benefits, except and insofar as such entitlements exists on the basis of mandatory rules of Dutch law.

6.2	Termination without Cause and other

6.2.1

If The Executive's employment is terminated by the Company without Cause (other than due to Disability) or due to the Executive's resignation for Good Reason, in either case, which termination does not occur within 12 (twelve) months following the date of a Change in Control, then, subject to Executive signing on or before the 21st day following Executive’s termination of employment, and not revoking, a release of claims in a form reasonably acceptable to the Company (the “Release”), and Executive’s continued compliance with the Proprietary Information Agreement, the Executive shall receive:

i.	a severance amount in cash equal to 1 (one) times the Base ; and

ii.

any unpaid Annual Bonus earned by the Executive for the year prior to the year in which the termination occurs, as determined by the Board based upon actual performance achieved, which Annual Bonus, if any, shall be paid to the Executive when bonuses for such year are paid to actively employed senior the Executives of the Company;

6.3	Change in Control

6.3.1

In lieu of the payments and benefits set forth in Article 6.2.1, in the event the Executive's employment is terminated by the Company without Cause or due to the Executive's resignation for Good Reason, in either case, on or within 12 (twelve) months following the date of a Change in Control, then, subject to Executive signing on or before the 21st day following Executive’s termination of employment, and not revoking the Release, and Executive’s continued compliance with the Proprietary Information Agreement, the Executive shall receive the following:

i.	a severance amount in cash equal to (A) 1 (one) times the Base Salary and (B) the Target Bonus, which shall be paid in a lump sum on the First Payment Date (as defined below);

ii.	any unpaid Annual Bonus earned by the Executive for the year prior to the year in which the termination occurs, as determined by the Board based upon actual performance

Exhibit 10.3

achieved, which Annual Bonus, if any, shall be paid to the Executive when bonuses for such year are paid to actively employed senior the Executives of the Company; and

iii.

immediate vesting of all unvested equity or equity-based awards held by the Executive under any equity compensation plans of the Company that vest solely based on the passage of time (with any such awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement).

7	PROPERTY OF THE COMPANY

7.1	Ownership of property

7.1.1

All items, including documents, computer files and data carriers, obtained by the Executive from the Company and/or any Subsidiary during the term of this Agreement are, and shall remain, the property of the entity providing such items unless explicitly agreed otherwise.

7.2	Return of property

7.2.1

The Executive shall, at the Company's first request and in any event upon the termination of this Agreement, promptly return all items referred to in Article 7.1.1 to the Company, except to the extent that the Executive is required by applicable law to retain such items.

8	MISCELLANEOUS PROVISIONS

8.1	Employee handbook

8.1.1	The employee handbook of the Company applies to this Agreement.

8.2	Data protection

8.2.1

The Company may process personal data relating to the Executive within the framework of this Agreement and the performance of services thereunder, provided that all such personal data shall be processed in a proper and careful manner in accordance with applicable law. For that purpose, the Company may transfer the Executive's personal data to third parties, both inside and outside the European Union, provided that there is a legitimate interest in doing so.

8.3	Notices

8.3.1	All notices given under this Agreement shall be given or made by electronic means of communication or in writing and, in the latter case, shall be sent by courier service or by

Exhibit 10.3

registered mail (with a copy of such notice or request being sent in advance by electronic means of communication).

8.3.2	All notices given under this Agreement to a Party which are sent by courier or by registered mail shall be sent:

a.	if to the Executive, to the address as on file with the Company at that time; and

b.	if to the Company, to address as registered with the Dutch trade registry at that time, for the attention of the Management Board.

8.3.3	All notices given under this Agreement to a Party by electronic means of communication shall be sent:

a.if to the Executive, to: p.silverman@merus.nl

b.if to the Company, to: b.lundberg@merus.nl

8.4	Entire agreement

8.4.1	This Agreement replaces and supersedes any existing employment or service agreement between the Parties.

8.5	No implied waiver

8.5.1	Nothing shall be construed as a waiver under this Agreement unless a document to that effect has been signed by the Parties or a notice to that effect has been given.

8.5.2	The failure of a Party to exercise or enforce any right under this Agreement shall not constitute a waiver of the right to exercise or enforce such right in the future.

8.6	Amendment

8.6.1

No amendment to this Agreement shall have any force or effect unless it is in writing and signed by both Parties, provided that the Company may unilaterally amend this Agreement if it has a substantial interest in doing so (including in case of a change of control in respect of the Company or its business).

8.7	Invalidity

8.7.1	In the event that a provision of this Agreement is null and void or unenforceable (either in

Exhibit 10.3

whole or in part):

a.

the remainder of this Agreement shall continue to be effective to the extent that, given the substance and purpose of this Agreement, such remainder is not inextricably related to the null and void or unenforceable provision; and

b.

the Parties shall make every effort to reach agreement on a new provision which differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.

8.8	No rescission or nullification

8.8.1

To the extent permitted by law, the Parties hereby waive their rights to rescind or nullify or to demand the rescission, nullification or amendment of this Agreement, in whole or in part, on any grounds whatsoever.

8.9	No transfer, assignment or encumbrance

8.9.1	No Party may transfer, assign or encumber its contractual relationship, any of its rights or any of its obligations under this Agreement.

9	GOVERNING LAW AND JURISDICTION

9.1	Governing law

9.1.1	This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

9.2	Jurisdiction

9.2.1	The Parties agree that any dispute in connection with this Agreement or any agreement resulting therefrom shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam.

10	SECTION 409A.

10.1

General.  The intent of the Parties is that, to the extent applicable, the payments and benefits under this agreement comply with or be exempt from Section 409A of the United States Internal Revenue Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this agreement shall be interpreted to be in compliance therewith.

Exhibit 10.3

10.2

Separation from Service.  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that are designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 6 shall not be paid, or, in the case of installments, shall not commence payment, until the 30th day following Executive’s Separation from Service (the “First Payment Date”).  Any installment payments that would have been made to Executive during the 30-day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

10.3

Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the 6-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

10.4

Expense Reimbursements.  To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, provided that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

10.5

Installments.  Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation of salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

Exhibit 10.3

10.6

Legal Fees. The Company agrees to pay Executive’s reasonable legal fees incurred in connection with the negotiation related to this Agreement, up to a maximum of seven thousand dollars (€5,000).  The Company will pay such legal fees within sixty (60) days following receipt of an invoice establishing such fees which invoice shall be provided by Executive to the Company in September 2020.

(signature page follows)

Exhibit 10.3

Signature page to the employment agreement

/s/ S A Lundberg

__________________________________

A.S. Lundberg

Title: CEO & President

/s/ Peter B Silverman

__________________________________

P.B. Silverman

Title: Executive Vice President, General Counsel and Head of Utrecht Office

Exhibit 10.3

Annex A - Definitions

Agreement	This employment agreement.
Annual Bonus	Has the meaning as described in Article 5.2.1
Article	An article of this Agreement.
Base Salary	The Executive's fixed annual salary referred to in Article 5.1.
Board	Has the meaning as described in Article 4.1.1

Exhibit 10.3

Cause

Means:

(i) an urgent cause (in Dutch: dringende reden) within the meaning of section 7:677 jo. 7:678 DCC;

The Company deems the following to in any case qualify as Cause:

•the Executive's wilful failure to (A) substantially perform his duties as contemplated under this Agreement (other than any such failure resulting from the Executive's Disability) or  (B) comply with, in any material respect, any of the Company's Organisational Documents;

•the Executive's wilful failure in any material respect to carry out or comply with any lawful  and  reasonable directive of the Board;

•the Executive's breach of a material  provision of this Agreement;

•the Executive's conviction or confession for any felony or crime;

•the Executive's unlawful use (including being under the influence) or possession of illegal drugs on the Company's (or any of its affiliate's) premises or while performing the Executive's duties and responsibilities under this Agreement; or

•the Executive's commission of an act of fraud, embezzlement, misappropriation, wilful misconduct, or breach of fiduciary duty against the Company or any of its affiliates;

provided that such “Cause” shall be deemed to occur only after the Company has given notice thereof to the Executive specifying in reasonable detail the conduct constituting “Cause,” and, to the extent curable and correctable and the failure is not another breach after a prior cure period, the Executive fails to cure and correct his conduct within thirty (30) days after such notice;

Exhibit 10.3

Change in control

(I) A transaction or series of related transactions (other than an offering of common shares of the Company to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of related transactions that meets the requirements of clauses (A) and (B) of subsection (II) below) whereby any "person" or related "group" of "persons" (as such terms are used in sections 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934 (the "Exchange Act")) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a "person" that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company's securities outstanding immediately after such acquisition; or

(II) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the

Company's assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction, and

(B)after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

DCC	The Dutch Civil Code.

Exhibit 10.3

Disability

Means Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed.  Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

Effective Date	Has the meaning as described in Article 2.1.1
Good reason

For the sole purpose of determining the Executive's right to severance pay, the Executive's resignation will be for "Good Reason" if the Executive resigns within 90 (ninety) days or where such events are continuing in nature, within ninety days of the last such occurrence of any of the following events, after any of the following events, unless the Executive consents in writing to the applicable event:

(i) a decrease in the Executive's Annual Base Salary, other than a reduction in Annual Base Salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company, (ii) a material decrease in the Executive's authority or areas of responsibility as are commensurate with the Executive's title or position (other than in connection with a corporate transaction where the Executive continues to hold the position referenced in Article 4.1.1 with respect to the Company's business, substantially as such business exists prior to the date of consummation of such corporate transaction, but does not hold such position with respect to the successor corporation), or (iii) the relocation of the Executive's primary office to a location more than 50 miles from Utrecht.

Notwithstanding the foregoing, no Good Reason will have occurred unless and until the Executive has: (i) provided the Company, within 60 (sixty) days of the Executive's knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; and (ii) provided the Company, as applicable, with an opportunity to cure the same within 30 (thirty) days after the receipt of such notice.

Management Board	The Company's management board (in Dutch: bestuur).

Exhibit 10.3

Organisational Documents	The Company's internal rules, codes and policies of the Company applicable to the Executive, as these documents may read from time to time.
Party	A party to this Agreement.
Stock Exchange

Any of the following (including, for the avoidance of doubt, NASDAQ):

a.a regulated market or multilateral trading facility as defined in section 1:1 of the Dutch Financial Supervision Act; or

b.a system comparable with a regulated market or multilateral trading facility as referred to under a. above, operating in a state which is not a member state of the European Union or the European Economic Area.

Subsidiary	A subsidiary of the Company within the meaning of section 2:24a DCC.
Target Bonus	Has the meaning as described in Article 5.2.1
Urgent Cause	Urgent cause (in Dutch: dringende reden) for the employer as defined in section 7:678 DCC.